Exhibit 10.61
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into as of the 11th day of December, 2006, by and between Tier Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and David E. Fountain (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Company desires to continue to employ the Executive as its Chief Financial Officer and to enter into an employment agreement embodying the terms of such employment; and
     WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:
     1. Definitions.
          (a) “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below, including any applicable increases.
          (b) “Board” shall mean the Board of Directors of the Company.
          (c) “Cause” shall mean a finding by the Company of:
(i)	a conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, any felony;

(ii)	an intentional violation by the Executive of federal or state securities laws;

(iii)	willful misconduct or gross negligence by the Executive that has or is reasonably likely to have a material adverse effect on the Company;

(iv)	a failure of the Executive to perform his reasonably assigned duties for the Company that has or is reasonably likely to have a material adverse effect on the Company;

(v)	a material violation by the Executive of any material provision of (i) the Company’s Code of Ethics for Chief Executive, Chief Financial, and Chief Accounting Officers or its Business Code of Conduct (or successor policies on similar topics) or (ii) the Executive’s Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement (the “Noncompetition/NDA”); or

(vi)	fraud, embezzlement, theft or dishonesty by the Executive against the Company, provided that no finding of Cause shall be made pursuant to subsections (ii), (iii), (iv), (v) or (vi) hereof unless the Company has provided the Executive with written notice in accordance with Section 21 below stating with specificity the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within thirty (30) calendar days of receipt thereof. The Board shall determine whether a violation is curable and/or cured in its reasonable discretion.
          (d) “Change in Control” shall occur upon:
(i)	any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)	a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction or series of related transactions;

(iii)	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(iv)	the dissolution or liquidation of the Company; or

(v)	the date on which (i) the Company consummates a “going private” transaction pursuant to Section 13 and Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) no longer has a class of equity security registered under the Exchange Act.
          (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (f) “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

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          (g) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, or (ii) if the Executive’s employment is terminated pursuant to any other section, the date specified in the written notice provided in accordance with Section 21 below.
          (h) “Disability” shall mean, for purposes of this Agreement, the Executive’s inability to substantially perform his duties and responsibilities under this Agreement for a period of six (6) consecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).
          (i) “Effective Date” shall mean December 11, 2006.
          (j) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be made pursuant to subsections (ii), (iii), (iv), (v), or (vi) hereof unless the Executive has provided the Company with written notice in accordance with Section 21 below stating with specificity the facts and circumstances underlying the allegations of Good Reason and the Company has failed to cure such violation within thirty (30) calendar days of receipt thereof:
(i)	any reduction in the Executive’s Base Salary or a reduction in minimum Bonus Opportunity below fifty percent (50%) of Base Salary,

(ii)	a material change in the applicable performance goals used to determine the Executive’s bonus that makes it materially less likely for the goals to be achieved and which change (I) is not reasonable in light of the Company’s business, (II) is designed to make it materially less likely to obtain the Bonus Opportunity, or (III) is applied solely to the Executive (except to the extent relating only to the functions of a Chief Financial Officer);

(iii)	any reduction in the Executive’s title, position or reporting status, unless the Executive is provided with a comparable title, position or reporting status, or any material diminution of the Executive’s duties, responsibilities, powers or authorities; provided, however, that the Executive agrees that the change in his duties, responsibilities, powers or authorities that result solely from the Company’s ceasing to be a public company by virtue of a Change in Control under Section 1(d)(v) hereof shall not constitute Good Reason, unless he resigns on the basis of such a Change in Control no later than thirty (30) calendar days after the occurrence of the Change in Control;

(iv)	any material reduction in the scope or value of the medical or health programs in which the Executive is entitled to participate or any material reduction in other employee benefit plans and programs that does not apply to other similarly situated executives;

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(v)	any requirement imposed on the Executive to (I) relocate his principal residence, (II) materially increase his travel time between his principal residence and a relocated corporate headquarters beyond his customary travel time from his date of hire to the Effective Date, or (III) travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in the year immediately prior to the Change in Control; or

(vi)	a material breach by the Company of any material provision of this Agreement.
          (k) “Term of Employment” shall mean the period specified in Section 2 below, as such period may be extended.
     2. Term of Employment.
          The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for additional one (1) year periods on each anniversary of the Effective Date thereafter, unless either party notifies the other party in writing of his or its intention not to renew this Agreement not less than thirty (30) calendar days prior to such expiration date or anniversary, as the case may be.
     3. Position, Duties and Responsibilities.
          As of the Effective Date, the Executive shall be employed as the Chief Financial Officer of the Company or in such other reasonably comparable position as the Chief Executive Officer of the Company (the “Chief Executive Officer”) or the Board may determine from time to time. In this capacity, the Executive shall be assigned such duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer or the Board shall from time to time reasonably assign to him. The Executive shall serve the Company faithfully, conscientiously, and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. The Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Chief Executive Officer or the Board, serve on corporate boards or committees. The Executive shall report to the Chief Executive Officer in carrying out his duties and responsibilities under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time.

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     4. Base Salary.
          As of the Effective Date, the Executive shall be paid an annualized Base Salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) for the one-year period commencing on the Effective Date, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be subject to increase but not decrease thereafter, as determined by the Board in its sole discretion.
     5. Incentive Compensation Arrangements.
          During the Term of Employment, the Executive shall be entitled to participate in any Company incentive compensation plans, programs and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee in its sole discretion including, without limitation, the Executive Incentive Compensation Plan (the “Incentive Plan”). In no event shall the minimum annual incentive opportunity (the “Bonus Opportunity”) for the Executive be less than fifty percent (50%) of that year’s Base Salary, assuming satisfaction of applicable performance goals. (For the avoidance of doubt, the Company may choose to pay no bonus if applicable performance goals are not met.)
     6. Equity Compensation Programs.
          During the Term of Employment, the Executive shall be entitled to participate in any equity-based plans, programs or arrangements applicable to senior-level executives as established and modified from time to time by the Board or the Compensation Committee in its sole discretion, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.
     7. Employee Benefit Programs.
          During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.
     8. Reimbursement of Business Expenses.
          The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.
          The Company will provide the Executive with a corporate apartment located within a reasonable daily commuting distance from the Company’s corporate headquarters and reimburse the Executive for airfare for the Executive or his spouse between the city of Executive’s current residence and the Company’s corporate headquarters and out of pocket expenses (including but not limited to parking, taxicabs and meals) subject to the Company’s normal business travel

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policies. From time to time the Executive may choose to fly directly to another city instead of to his city of residence. The airfare and out of pocket expenses (but not his lodging or meals) for such travel shall also be reimbursed by the Company, subject to the limitation that the airfare for any such travel shall not be reimbursed to the extent that it exceeds 100% of the airfare to Executive’s city of residence.
          If the Executive recognizes income for income tax purposes as a result of the Company’s payment of certain expenses pursuant to this Section 8 or Section 9(b) below, regardless of whether he recognizes such income before or after his employment terminates, the Company shall make a tax gross-up payment to the Executive based on the additional tax liability that he incurs by reason of his recognition of such income.
     9. Perquisites.
          (a) During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive fringe benefit programs applicable to the Company’s senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.
          (b) If Executive is required to relocate, the Company shall reimburse the Executive for reasonable moving and travel expenses incurred by the Executive in moving himself and his immediate family to the Company’s corporate headquarters in accordance with its relocation policy. In accordance with Company policy, the Executive will be required to repay a pro-rata portion of the reimbursed amount if he resigns (other than under Section 11(e) below) or is terminated for Cause within twelve (12) months of the date of relocation.
     10. Vacation.
          The Executive shall be entitled to twenty-four (24) days of paid time off per calendar year, prorated during the calendar year in which the Executive is initially hired and the calendar year in which the Executive’s employment terminates, to be taken at such times as may be approved by the Chief Executive Officer. Executive may carry over up to forty-eight (48) days of unused paid time off.
     11. Termination of Employment.
          (a) Termination of Employment by the Company for Disability or Termination of Employment by Death. Upon a termination of the Executive’s employment by the Company for Disability or a termination of the Executive’s employment by reason of the Executive’s death, the Executive or his estate and/or beneficiaries, as the case may be, shall be entitled to the following amounts, payable within thirty (30) calendar days following such termination:
(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

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(iii)	in the event of termination of employment by reason of death or, in the event the Executive is not covered by the Company’s short- and long-term disability policies, disability:
(I)	one year’s Base Salary, plus a bonus equal to the average annual bonus paid to the Executive (or for the most recent year, accrued for the Executive) for the previous three years (or such shorter period during which the Executive was employed) (the “Average Historic Bonus”), prorated for the number of months worked in the fiscal year in which the date of death occurs;

(II)	a bonus equal to the Average Historic Bonus; and

(III)	payment by the Company of the premiums for any covered beneficiary of the Executive’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the date of death, assuming such individual elects and remains eligible for such coverage;
(iv)	immediate vesting of one additional year on all stock options; and

(v)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.
The Company must provide written notice to the Executive in accordance with Section 21 below upon a termination of the Executive’s employment for Disability.
Notwithstanding the provisions of clause (iii) above, the Company may provide life insurance coverage for the Executive payable in an amount that exceeds the amount payable under such clause (the “Minimum Death Benefit”) and shall have no obligation to the Executive under such clause if an amount at least equal to the Minimum Death Benefit is paid in a lump sum to the Executive’s estate within (30) calendar days of his death. In the event that the insurance policy is paid out after such thirty (30) calendar day period, the Executive’s estate shall reimburse the Company for any amounts paid to it by the Company up to the amount of the Minimum Death Benefit. This provision refers to life insurance coverage that supplements any group term life coverage for which the Executive is or may become eligible under terms generally applicable to executives.
          (b) Termination of Employment by the Company for Cause, by the Executive or by Notice of Nonrenewal by the Executive. Upon a termination of the Executive’s employment by the Company for Cause, a termination of the Executive’s employment by the Executive (except as provided in Section 11(e)), or a termination of the Executive’s employment by virtue of non-renewal by the Executive pursuant to Section 2, the Executive shall be entitled to the following:
(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

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(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination; and

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.
The Executive must provide written notice to the Company in accordance with Section 21 below at least fifteen (15) calendar days prior to the actual Date of Termination upon a termination of the Executive’s employment. A termination by the Company for Cause and by notice of nonrenewal by the Executive must be made as set forth herein.
          (c) Termination of Employment by the Company Without Cause. Upon a termination of the Executive’s employment by the Company without Cause (including through notice of nonrenewal by the Company pursuant to Section 2), other than under the circumstances described in Section 11(d), the Executive shall be entitled to the following amounts, payable within thirty (30) calendar days following such termination, subject to the provisions of Section 23 below:
(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)	a prorated portion of the Average Historic Bonus (prorated for the number of months worked in the fiscal year in which the Date of Termination falls);

(v)	one (1) times the Base Salary in effect on the Date of Termination, plus a bonus equal to the Average Historic Bonus;

(vi)	immediate vesting of any stock options that would have vested before the end of the term of this Agreement (taking into account any renewals that have occurred under Section 2) or, if greater, one additional year of vesting on all stock options; and

(vii)	payment by the Company of the premiums for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the Date of Termination, assuming such individuals elect and remain eligible for such coverage;
provided that the Executive must execute and not revoke a severance agreement and release of claims drafted by and reasonably satisfactory to the Company (the “Severance Agreement”) to be eligible for the payments in Sections 11(c)(iv) through (vii) herein, which will contain a full

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release of the Company (other than for exceptions specified therein), and will be in substantially the form attached hereto as Exhibit A (with such additional reasonable grounds for release of the Company as changes in law or circumstances may require). The Company must provide written notice to the Executive in accordance with Section 21 below upon a termination of the Executive’s employment without Cause.
          (d) Termination of Employment by the Company after a Change in Control. Upon a termination of the Executive’s employment by the Company without Cause within one (1) year after a Change in Control, the Executive shall be entitled to the following amounts, payable within thirty (30) calendar days following such termination, subject to the provisions of Section 23 below:
(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)	a prorated portion of the Average Historic Bonus (prorated for the number of months worked in the fiscal year in which the Date of Termination falls);

(v)	three (3) times the sum of (A) the Base Salary in effect on the Date of Termination plus (B) a bonus equal to the Average Historic Bonus, but in no event shall the Average Historic Bonus used to calculate the amount payable under this clause (v) be in an amount less than fifty percent (50%) of the then current Base Salary;

(vi)	immediate vesting of any stock options; and

(vii)	payment by the Company of the premiums for the Executive’s and any covered beneficiary’s health insurance over the thirty-six (36) month period immediately following the Date of Termination;
provided that the Executive must execute and not revoke the Severance Agreement (with the conditions contained in the proviso to Section 11(c)) to be eligible for the payments in Sections 11(d)(iv) through (vii) herein. The Company must provide written notice to the Executive in accordance with Section 21 below upon a termination of the Executive’s employment without Cause.
          (e) Resignation for Good Reason by the Executive due to a Change in Control. The Executive may terminate his employment for Good Reason within one (1) year after a Change in Control (extended to two (2) years after a Change in Control defined in Section 1(d)(v)), in which event the Executive shall be entitled to the payments in and subject to

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the conditions of Section 11(d). The Executive must provide written notice to the Company of a proposed resignation for Good Reason in accordance with Section 21 below.
     12. Nondisclosure, Inventions, Noncompetition and Nonsolicitation.
          The Executive shall execute, simultaneously with the execution of this Agreement or otherwise upon the Company’s request, the Noncompetition/NDA attached hereto as Exhibit B.
     13. Assignability; Binding Nature.
          This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.
     14. Representation.
          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
          The Company will pay or reimburse the Executive’s reasonable attorneys’ fees and expenses in connection with the drafting and negotiation of this Agreement, to an amount not to exceed $22,000. In addition, the Company agrees that, if a dispute arises that concerns this Agreement, the NDA/Noncompete, or the Separation Agreement and the Executive is the prevailing party in the dispute, he shall be entitled to recover all of his reasonable attorney’s fees and expenses incurred in connection with the dispute. For this purpose, the Executive will be the “prevailing party” if he is successful on any significant substantive issue in the action and achieves either a judgment in his favor or some other affirmative recovery.
          Upon the occurrence of a Change in Control, the following additional provisions shall be in effect and shall remain in effect until the first anniversary of the effective date of such Change in Control (or such longer period as is needed to resolve disputes relating to the first year after a Change in Control (or, to the extent a two (2) year period applies under Section 11(e), two (2) years): It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the negotiation, execution, interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear in good faith to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the Executive, the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice , at the expense of the

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Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and any such counsel, the Company irrevocably consents to the Executive’s entering into an attorney client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in good faith in connection with any of the foregoing. The Company will pay the Executive’s legal fees as invoices are presented by the Executive’s legal counsel. The special provisions of this paragraph do not apply to the Noncompete/NDA, disputes with respect to which are covered by the preceding paragraph.
          In the event that Employee’s employment is terminated during the applicable one or two year period, as the case may be, pursuant to Sections 11(d) or 11(e) hereof, the additional provisions shall also apply to any payments owed him as specified in the Severance Agreement and shall remain in effect with respect to such payments as long as necessary to receive (or be found not entitled to) such payments.
     15. Entire Agreement.
          This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto, including, without limitation, the Offer Letter dated as of May 2, 2005.
     16. Amendment or Waiver.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
     17. Withholding.
          The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     18. Severability.
          In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the

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remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     19. Survivorship.
          The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.
     20. Governing Law; Jurisdiction; Dispute Resolution.
          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof). In case of any controversy or claim arising out of or related to this Agreement or relating to the Executive’s employment (including but not limited to claims relating to employment discrimination), except as expressly excluded herein, each party to this Agreement agrees to give the other party notice of non-compliance with this Agreement and ten (10) days to cure. Should resolution of any controversy or claim not be reached following provision of notice and a reasonable opportunity to cure, then the dispute shall be settled by arbitration, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “National Rules”). A single arbitrator shall be selected in accordance with the National Rules, and the costs of such arbitration shall be shared equally between the parties, except to the extent expressly set forth in Section 14 above. Any claim or controversy not submitted to arbitration in accordance with this Section 20 (other than as provided under the Noncompetition/NDA) shall be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court shall have the power to rule or make any award on any such claim or controversy. In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws. The award rendered in any arbitration proceeding held under this Section 20 shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 20. Without limiting the provisions of this Section 20, the Company and the Executive agree that the decision as to whether a party is the prevailing party in an arbitration, or a legal proceeding that is commenced in connection therewith will be made in the sole discretion of the arbitrator or, if applicable, the court and the arbitrator or court may award reasonable attorneys’ fees, costs and expenses, except to the extent expressly to the contrary in Section 14 above. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

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     21. Notices.
          All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received one (1) calendar day after mailing.

If to the Company:	10780 Parkridge Blvd. 4th Floor Reston, Virginia 20191 Attention: General Counsel with a copy to: The Chief Executive Officer

If to the Executive:	At his current or last known residential address
Any notice of termination must include a Date of Termination in accordance with the relevant provisions of this Agreement.
     22. Headings.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     23. Compliance with Code Section 409A.
          To the extent any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(2)(B)(i), such payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the Date of Termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the Date of Termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
     24. Excise Tax Gross-Up.
          Under certain circumstances the Executive may become entitled to a gross-up payment with respect to the excise tax imposed by Section 4999 of the Code. The terms governing the gross-up payment are set forth in Exhibit C, which is incorporated herein by reference.

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     25. Counterparts.
          This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TIER TECHNOLOGIES, INC.

By:

Name:
Title:

THE EXECUTIVE

David E. Fountain

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Exhibit A
FORM OF SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is made by and between Tier Technologies, Inc., a Delaware corporation (the “Company”), and ___(the “Employee”) (collectively, the “Parties”), as of the Separation Date (as defined below).
     WHEREAS, the Employee entered into an employment agreement dated as of December ___, 2006 (the “Employment Agreement”) and [RECITE AGREEMENTS] (together, the “Prior Agreements”);
WHEREAS, the Employee has been [TITLES];
     WHEREAS, the Parties desire to set forth the terms of their joint agreements regarding the Employee’s separation from the Company and establish the terms of the Employee’s severance arrangement; and
     WHEREAS, the Company advises the Employee to consult with an attorney of his own choosing prior to executing this Agreement;
     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:
     Separation Date and Termination of Prior Agreements. The Employee’s effective date of separation from the Company [was] [shall be] [date] (the “Separation Date”). Provided that the Employee does not revoke this Agreement pursuant to Section 18 below, the Employee acknowledges that the Prior Agreements terminated effective as of the Separation Date, except as provided herein, and that the Company no longer has any obligations thereunder, including any obligations to provide benefits or perquisites to the Employee and/or his family pursuant to the

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Prior Agreements.
     Consideration. In return for the timely execution and non-revocation of this Agreement and provided that the Employee has complied with all conditions set forth in this Agreement, the Company agrees to provide the Employee with the following consideration (the “Consideration”):
     [Reflect payments from Employment Agreement or other compensatory agreement.]
[Any other applicable consideration]
Release.
     In exchange for the Consideration, which the Employee acknowledges he would not otherwise be entitled to receive, and except as otherwise provided in this Agreement, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that the Employee ever had or now has against any or all of the Released Parties, including, but not limited to, all claims arising out of his employment with and/or separation from the Company including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C., § 621 et seq., the Virginia Human Rights Act,

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Va. Code § 2.2-3900 et seq., Va. Code Ann. § 51.5-40 et seq. (Virginia rights of persons with disabilities law) and Va. Code § 40.1-28.6 (Virginia equal pay law), all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, any claims to have been or to be considered as a “whistleblower” or other protected person under Federal or state law, including Section 806 of the Corporate and Criminal Fraud Accountability Act; all common law claims including, but not limited to, actions in tort, defamation and breach of contract (including, without limitation, claims arising out of or related to the Prior Agreements), all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of the Employee’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. The Employee understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled. It is understood that this release does not affect any rights the Employee has under this Agreement, any vested rights that Employee may have under any pension or retirement plans sponsored by the Company for its employees, or any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Internal Revenue Code, ERISA, or applicable state law, nor does it prevent the Employee from (a) filing, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that the Employee acknowledges and understands that he

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may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); or (b) making claims for indemnification and/or advancement of fees pursuant to Section 6 hereof.
     Known and Unknown Claims. The Employee understands and agrees that the claims released in Section 3(a) above include not only claims presently known to him, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3. The Employee understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives and releases any claims or rights based on different or additional facts.
     Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement. The Employee represents and agrees that, as a condition of the payment of the Consideration herein described, he has complied with and will continue to comply with the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement he executed previously and any successor agreements thereto.
     Cooperation. The Employee agrees to fully cooperate with the Company in the investigation, defense or prosecution of any government investigation, claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates or parents (and agents, directors, officers, employees, representatives and attorneys of such subsidiary, affiliate or parent) and all persons acting by, through, under or in concert with any of them. Such cooperation shall include, but not

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be limited to, meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. In furtherance of the cooperation to be provided under this Section 5, the Employee agrees that he will provide accurate and complete information and testimony. Moreover, unless otherwise prohibited by law, the Employee shall notify the General Counsel of the Company if the Employee is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within two (2) business days of the time the request for assistance, testimony, or information is received by the Employee. If the Employee is not legally permitted to provide such notice, he agrees that he shall request that the person, entity, or agency seeking assistance or information provide notice consistent with this Section 5. If and to the extent that the cooperation is required after the period for which the Employee is receiving payments, if any, under Section 11 of the Employment Agreement (i.e., after one year in connection with the payment of one year’s base salary and after three years in connection with a Change in Control payment (where “Change in Control” is defined in Section 1(d) of the Employment Agreement)), the Corporation shall pay the Employee reasonable per diem compensation for time spent by Employee for which he is not otherwise compensated by the Corporation or any third party while providing such cooperation. The Board must approve the rate of compensation and estimated time involved and may not unreasonably withhold approval. In addition, the Company shall reimburse the Employee for all expenses (including attorney’s fees) actually and reasonably incurred by the Employee in providing such cooperation under this Section 5.

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     Indemnification. The Company agrees that the Employee is not releasing any claims he/she may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when he or she was a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this Agreement is not a concession or guaranty that the Employee has any such rights to indemnification, (ii) that this Agreement does not create any additional rights to indemnification, and (iii) that the Company retains any defenses it may have to such indemnification or coverage.
     Resignation from Officer and Board Positions. The Employee agrees that he/she [will cease] [has ceased], effective as of the Separation Date, to be [TITLES], as well as to hold any and all other positions as an officer or director of any of the Company’s subsidiaries or affiliates.
     Business Expenses and Final Compensation. The Company shall promptly reimburse the Employee for all business expenses incurred in conjunction with the performance of his employment duties and consistent with the Company policies. The Company shall promptly pay, to the extent not already paid, the Employee’s salary through the Separation Date and any accrued, unused paid time off days that the Employee has as of the Separation Date. Upon such payments, the Employee acknowledges and agrees that he will have received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation, including salary, bonuses, or severance payments or benefits pursuant to any plan, policy or practice, will be or are owed to him (other than payments specified herein).
     Return of Company Property. The Employee confirms he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer

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hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles, Company confidential and proprietary information and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. The Employee further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
     Nondisparagement. The Employee understands and agrees that as a condition for payment to him of the Consideration described herein, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other entity or person regarding the Company or any of its officers, directors, agents, consultants, employees, customers or suppliers or about the Company’s business affairs or financial condition; provided, however, that this shall not apply to truthful communications the Employee is required by law to make to the Board or any governmental entity or in any litigation or arbitration. The Company understands and agrees that (i) as a condition for the release provided under this Agreement, it will instruct its directors and officers not to make and (ii) that its directors and officers shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other entity or person regarding the Employee or any members of his family; provided, however, that this shall not apply to truthful communications the Company or its directors or officers are required by law to make to the Board or any governmental entity or in any litigation or arbitration or as part of any required public disclosures.

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     [Confidentiality. The Parties understand and agree that the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential and shall not be disclosed, provided that the Employee may make disclosure hereunder: (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company; (ii) to the extent that such disclosure is necessary to enforce or implement the provisions of this Agreement; (iii) to his tax advisors, accountants, attorneys, representatives and members of his immediate family; and (iv) to the extent the Company has publicly disclosed a provision of this Agreement; and provided further that the Company may make disclosure hereunder: (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Employee; (ii) to the extent that such disclosure is necessary to enforce or implement the provisions of this Agreement; and (iii) to its tax advisors, accountants, and attorneys. Notwithstanding the foregoing, the Employee acknowledges that the Company must promptly describe the materials terms of this Agreement on a Form 8-K and will satisfy its obligation of filing this Agreement by providing this Agreement as an exhibit to that Form 8-K.]
     Nature of Agreement. The Parties understand and agree that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
     Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.
     Waiver of Rights. No delay or omission by the Company or the Employee in exercising

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any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
     Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     Governing Law; Jurisdiction; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof). The dispute resolution provisions of Section 20 of the Employment Agreement apply to this Agreement.
     Acknowledgments. The Employee acknowledges that he has been given at least twenty-one (21) calendar days to consider this Agreement and that the Company advised the Employee in writing to consult with an attorney of his own choosing prior to executing it. The Employee further acknowledges that any change made to this Agreement, whether material or immaterial, does not restart the running of the twenty-one (21) day period. The Employee further understands that he may revoke this Agreement for a period of seven (7) calendar days after he executes it, and that it shall not be effective or enforceable until the expiration of this seven (7) day revocation period.
     Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to discuss fully and review the

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terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
     Entire Agreement. Except as provided in Sections 4, 6, or 16 herein or as specified below, this Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to severance and settlement and terminates and supersedes all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, but not limited to, the Prior Agreements. Notwithstanding the foregoing sentence, Section 14 (“Representation”) of the Employment Agreement shall apply in accordance with its terms to disputes under this Agreement.
     Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.
     Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have set their hand and seal to this Agreement as of the date set forth below.

Signatures on Page Following

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TIER TECHNOLOGIES, INC.
By:
Name:
Title:

Dated:

[Employee]

Dated:

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Exhibit B
PROPRIETARY AND CONFIDENTIAL INFORMATION, DEVELOPMENTS,
NONCOMPETITION AND NONSOLICITATION AGREEMENT
     This Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement (the “Agreement”) is made by and between Tier Technologies, Inc. (the “Company”) and David E. Fountain (the “Employee”).
     IN CONSIDERATION of the Employee’s employment and/or continued employment with the Company and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees as follows:
     26. Condition of Employment.
     The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement. Employee is receiving enhanced severance protection and additional benefits in connection with executing an employment agreement and this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to its business’s survival and success. For purposes of Sections 2, 3 and 4, the “Company” shall include Tier Technologies, Inc. and any of its subsidiaries, corporate affiliates, and/or associated companies.
     27. Proprietary and Confidential Information.
     (a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include systems, software and codes, whether existing, in the course of development, or being planned or proposed; customer and prospect lists; contacts at or knowledge of customers or prospective

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customers, customer accounts and other customer financial information; price lists and all other pricing, marketing and sales information relating to the Company or any customer or supplier of the Company; databases, modules, products, product improvements, product enhancements, processes, methods, and techniques; patent and patent applications; negotiation strategies and positions; operations, projects, developments, and plans; research data and techniques; financial data; and personnel data. The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent publication or disclosure of any confidential or Proprietary Information concerning the business, products, processes, or affairs of the Company.
     (b) The Employee agrees that all disks, files, documents, letters, memoranda, reports, records, data, drawings, notebooks, program listings, or any other written, photographic or other record containing Proprietary Information, whether created by the Employee or others, that come into the Employee’s custody or possession, shall be and are the exclusive property of the Company to be used only in the performance of the Employee’s duties for the Company. Upon termination or cessation of the Employee’s employment with the Company for any reason or at the Company’s request, the Employee agrees to return to the Company any and all materials and copies thereof in the Employee’s custody, possession or control containing Proprietary Information.
     (c) The Employee acknowledges that the Employee’s obligations with regard to Proprietary Information set out in subsections 2(a) and 2(b) above extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.
     28. Developments.
     (a) The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).
     (b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Employee’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this subsection 3(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign

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certain classes of inventions made by an employee, this subsection 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Employee hereby also waives all claims to moral rights in any Developments.
     (c) The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, but not limited to, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the Employee’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Employee’s agent and attorney-in-fact, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Development under the conditions described in this sentence.
     29. Noncompetition and Nonsolicitation.
     (a) While the Employee is employed by the Company and for a period of eighteen (18) months following the termination or cessation of such employment for any reason (except as provided in Section 4(b)) (the “Restricted Period”), the Employee will not directly or indirectly:
In the geographical area where the Company does business or has done business at the time of the termination or cessation of the Employee’s employment, engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, designed,

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produced, marketed, sold or rendered by the Company while the Employee was employed by the Company;
Either alone or in association with others, (i) solicit, recruit, or induce, or attempt to solicit, recruit, or induce, any employee of the Company to leave the employ of the Company, or (ii) recruit, solicit or hire as an employee or engage as an independent contractor, or attempt to recruit, solicit or hire as an employee or engage as an independent contractor, any person who was employed by the Company at any time during the period of the Employee’s employment with the Company, except for an individual whose employment with the Company ceased at least six (6) months earlier; or
Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that the Employee contacted, solicited or served while the Company employed the Employee. The terms “client” and “customer” include any person, firm, corporation, governmental department or agency, or other entity or any parent, subsidiary, or affiliate thereof but excludes clients and customers who have had no business relationship with the Company within the twelve (12) months preceding the Employee’s proposed activity with respect to such client or customer. To the extent that any customers or clients, as defined herein, are governmental entities, the prohibition stated herein shall apply only to the

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specific branch, division, office, group, or other subentity of the government with which the Company had the contract.
     (b) The Restricted Period shall be limited to the Employee’s period of employment for purposes of clause (1) of Section 4(a) with respect to nongovernmental lines of business.
     (c) If any court of competent jurisdiction finds any restriction set forth in this Section 4 to be unenforceable because the restriction extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
     (d) The Employee agrees to provide a copy of this Agreement to all persons and entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.
     (e) If the Employee violates the provisions of this Section 4, the Employee shall continue to be held by the restrictions set forth in this Section 4 until a period equal to the period of restriction has expired without any violation.
     30. Other Agreements.
     The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that the Employee’s performance of all of the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to the Employee’s employment with the Company. The Employee also represents that the Employee

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will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
     31. United States Government Obligations.
     The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.
     32. Not An Employment Contract.
     The Employee acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Employee’s employment for any period of time.
     33. General Provisions.
     (a) No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.
     (b) Acknowledgements and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond. The Employee hereby waives the adequacy of a remedy at law as a defense to such relief.
     (c) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Employee relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by an executive officer of the Company and the Employee. The Employee agrees that any change or changes in the Employee’s employment

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duties or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
     (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.
     (e) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
     (f) Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.
     (g) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law provisions. The dispute resolution provisions of Section 20 of the Employee’s employment agreement with the Company dated as of December ___, 2006 (the “Employment Agreement”) apply to this Agreement, except to the extent that either party seeks injunctive relief to enforce any provision of this Agreement, in which case that party may bring an action, suit, or other legal proceeding in a court of competent jurisdiction. Any such action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to such injunctive relief shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within the Commonwealth of Virginia), and the Company and the Employee each consents to the jurisdiction of such a court. Section 14 (“Representation”) of the Employment Agreement applies in accordance with its terms to disputes under this Agreement. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
     (h) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
     THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

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TIER TECHNOLOGIES, INC.

Date:	By:

(print name and title)

DAVID E. FOUNTAIN

Date:	(Signature)

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EXHIBIT C
Excise Tax Gross-Up
     1. Gross-Up Payment — If any payment or benefit received or to be received by the Executive from the Company pursuant to the terms of the Agreement to which this Exhibit C is attached or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code (the “Code”) as determined in accordance with this Exhibit C, the Company shall pay the Executive, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount that the Executive retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax upon the Gross-Up Payment (but not upon the Payments) and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.
     2. Calculations — For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax,
(a)	The total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel selected by the Company and reasonably acceptable to the Executive (“Independent Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b)	The amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of “excess parachute payments “ within the meaning of section 280G(b)(1) of the Code (after applying clause (a), above); and

(c)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of section 280G(d)(3) and (4) of the Code.
     3. Tax Rates — For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into

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account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.
     4. Time of Gross-Up Payments — The Gross-Up Payments provided for in this Exhibit C shall be made upon the earlier of (a) the payment to the Executive of any Payment or (b) the imposition upon the Executive, or any payment by the Executive, of any Excise Tax.
     5. Adjustments to Gross-Up Payments — If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Executive shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Executive on the amount of such repayment, provided that if any such amount has been paid by the Executive as an Excise Tax or other tax, the Executive shall cooperate with the Company in seeking a refund of any tax overpayments, and the Executive shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to the Executive.
     6. Additional Gross-Up Payment — If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.
     7. Change In Law or Interpretation — In the event of any change in or further interpretation of Section 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request a written opinion of Independent Counsel regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.
     8. Fees And Expenses — All fees and expenses of Independent Counsel incurred in connection with this Exhibit C shall be borne by the Company.
     9. Survival — The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued before the end of the Term of Employment shall survive the Term of Employment.
     10. Defined Terms — Except where clearly provided to the contrary, all capitalized terms used in this Exhibit C shall have the definitions given to those terms in the Agreement to which this Exhibit C is attached.

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